Executive LTIP Award Ag
AMENDED AND RESTATED CENTURI GROUP AWARD AGREEMENT
UNDER THE SOUTHWEST GAS HOLDINGS, INC. OMNIBUS INCENTIVE PLAN, THE CENTURI GROUP, INC. EXECUTIVE DEFERRED COMPENSATION PLAN AND THE CENTURI GROUP, INC. LONG-TERM INCENTIVE PLAN

This Amended and Restated Award Agreement (“Award Agreement”) is dated as of __________, 2022, by and between Centuri Group, Inc., (the "Company" or “Centuri”), Southwest Gas Holdings, Inc., and _______________ ("Grantee"), pursuant to the Company's Executive Deferred Compensation Plan (“EDCP”), Centuri Long-Term Incentive Plan, (“LTIP”) and the Southwest Gas Holdings, Inc. Omnibus Incentive Plan (collectively, the "Plans" and individually a “Plan”). Capitalized terms that are used, but not defined, in this Award Agreement shall have the meaning set forth in the Plans, and the Plans are incorporated by reference into this Award Agreement.
Overview of Your Long-Term Incentive Award Opportunity

[determined by award opportunity and Beginning Stock Price]
Total Long-Term Incentive Amount:         $[______]
SWX Stock Price at Award:            $[______]

Aggregate Time Based Shares: [______] Shares

Performance Period: January 1, 2022 to December 31, 2024
1. Target Long-Term Incentive Award Opportunity. Grantee’s target long-term incentive amount is [__]% of base salary. An amount equal to [__]% of base salary is the award opportunity payable in the form of Southwest Gas Holdings Inc. stock and will vest pursuant to the terms of this Award Agreement and the LTIP.
2. Grant of Southwest Gas Holdings Shares. The Company and Southwest Gas Holdings, Inc. ("SWX") hereby grant to the Grantee Time-Based Shares of SWX common stock (“Share”), subject to the terms and conditions of this Award Agreement and the applicable terms of the Plans. Each Share represents a share of SWX Common Stock. Until the Shares have vested, the Grantee shall not have any of the rights of a shareholder of SWX with respect to the Shares, except for the crediting of dividend equivalents as provided for in Section 8 below. Share Price for the award is determined by the closing price on the applicable stock exchange of one share of SWX Common Stock on the last trading day immediately prior to the first day of the Performance Period.
The Company and SWX currently anticipate a spin-off, sale or other transaction to occur during the Performance Period whereby Centuri would no longer be a subsidiary of SWX. Such anticipated transaction could result in the Shares being converted into Centuri stock, but the dollar value of the award would remain consistent. In the event the anticipated transaction is a public spin-off, it shall not be considered a “Change in Control” as that term is defined in the LTIP.
3. Restrictions on Alienation. Shares subject to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated in any manner, whether voluntarily, by operation of law, or otherwise,

Executive LTIP Award Ag
until the restrictions on the Shares are removed and the Shares are delivered to the Grantee in the form of shares of Common Stock.
4. Time-Based Shares. Vesting of Time-based Shares takes place on the SWX Board approved, LTIP specified, Share delivery date following the end of the Performance Period.
5. Holding Requirements. Grantee shall accumulate Southwest Gas Holdings, Inc. stock with a target value of a multiple of [______] times base salary. Until Grantee reaches the target ownership requirement, Grantee must retain [______]% of the net after-tax Shares granted under this Award Agreement. Grantee shall also defer a target value of [______] times base salary in the Long-Term Capital Investment Fund pursuant to a timely deferral election in the EDCP and such election shall be made and administered to the maximum extent possible to comply with Section 409A of the Internal Revenue Code of 1986 as amended (“Code”).

6.	Forfeiture of Shares.
As provided in the LTIP, stock awards shall be forfeited if, prior to the removal of restrictions on the stock awards, the Grantee has experienced a Termination for any reason other than as described below in Section 7. The Grantee shall execute any documents reasonably requested by the Company in connection with such forfeiture. Upon any forfeiture, all rights of the Grantee with respect to the forfeited stock awards shall cease and terminate, without any further obligation on the part of the Company or SWX.

7.	Removal of Restrictions.
In the event of Grantee's death or Termination due to Disability or Retirement, accelerated vesting and proration of the LTIP stock awards shall be as described in the LTIP. Notwithstanding LTIP provisions to the contrary, in the event of an employer-initiated involuntary Separation from Service following a Change in Control, the LTIP stock awards shall be subject to accelerated vesting and shall not be subject to proration based on actual months of service; provided that the Change in Control benefit provided under this Award Agreement will be in effect for the longer of six months following a Change in Control or the period of time Change in Control Benefits are provided in the Participant’s Employment Agreement, if any. In the event of an employer-initiated involuntary Separation from Service Without Cause occurring after the end of the Change in Control benefit provided in this Award Agreement or the Participant’s Employment Agreement, and before the end of the Performance Period, the LTIP stock awards shall be subject to accelerated pro-rata vesting based on actual full months of service.
For purposes of this Agreement and except for a public spin-off transaction not being a Change in Control, the term “Termination” shall have the same meaning as the term “Separation From Service” in the LTIP and the terms “Disability,” “Retirement” and “Change in Control” shall have the meaning given to such terms in the LTIP. “Separation from Service Without Cause” shall mean termination of employment for any reason other than death, disability, retirement or for “Cause”, as defined in the Participant’s Employment Agreement, if any. If the Participant does not have an employment agreement, “Cause” means any one or more of the following: (a) the Participant’s negligence in the performance of, intentional nonperformance of, or inattention to the Participant’s material duties and responsibilities, any of which continue for five (5) business days after receipt of written notice of need to cure the same; (b) the Participant’s willful dishonesty, fraud or material misconduct with respect to the business or affairs of the Company; (c) the violation by the Participant of any of the Company policies or procedures, which violation is not cured by the Participant within five (5) business days after the Participant has been given written notice thereof; (d) a conviction of, a plea of nolo contendere, a guilty plea, or confession by the

Executive LTIP Award Ag
Participant to, an act of fraud, misappropriation or embezzlement or any crime punishable as a felony or any other crime that involves moral turpitude; (e) the Participant’s use of illegal substances or habitual drunkenness; (f) the breach by the Participant of the Participant’s employment or other service agreement if the Participant does not cure such breach within five (5) business days after the Participant has been given written notice thereof; or (g) a breach by the Participant of the non-solicitation, non-compete, and confidentiality requirements set forth in Section 3.12 of the LTIP.

8.	Credit of Dividend Equivalents.
The Grantee’s account shall be credited with a number of Shares based on the amount of dividends that were declared and paid on shares of Common Stock during each fiscal quarter of the Performance Period. The number of Shares upon which dividend equivalents shall be credited for the benefit of the Grantee is the total number of Shares finally determined to have been earned by the Grantee at the end of the Performance Period in accordance with Sections 4 and/or 7, as appropriate. The total amount of each quarterly dividend equivalent shall be converted to the number of Shares attributable to that quarterly dividend equivalent, by dividing such dividend equivalent amount by the average of the closing price of the Common Stock on the dividend payment date during the appropriate Performance Period. Incremental Shares credited for dividends may also earn dividend equivalents. Company or SWX shall maintain a bookkeeping account for Grantee that shall be credited with Shares as described in this Section 8. The Grantee’s account shall be debited by the number of Shares that Grantee forfeits or is paid according to Sections 6 and 9 of this Agreement.
9. Distribution of Common Stock.
The Grantee shall receive a distribution of whole shares of Common Stock equal to the number of vested Shares plus dividend equivalents, as applicable, provided the Grantee has remained in continuous service with the Company during the entire term of the Performance Period (except in the event of death, Termination due to Disability, or Retirement, or certain Change in Control events, which is governed by the LTIP, as modified by this Award Agreement). Distribution of shares of Common Stock shall occur as soon as administratively possible following the SWX Board approved LTIP specified Share delivery date that follows the end of the Performance Period (the “Distribution Date”), but in no event later than 180 days following the last trading day of the Performance Period. Notwithstanding the immediately preceding sentence, in the case of a distribution of vested shares of Common Stock (on account of any Termination pursuant to Section 7, other than death), plus any Shares attributable to dividends payable with respect to such number of Shares, on behalf of the Grantee (if the Grantee is a "specified employee," as defined in §1.409A-1(i) of the Final Regulations for Code Section 409A) shall, to the extent required by Code Section 409A, not occur until the date which is six (6) months following the date of the Grantee’s Termination (or, if earlier, upon the death of the Grantee). Upon a distribution of shares of Common Stock as provided herein, the Company and Southwest Gas Holdings, Inc. shall cause the Common Stock then being distributed to be registered in the Grantee’s name, but shall not issue certificates for the Common Stock unless the Grantee requests delivery of the certificates for the Common Stock, in writing in accordance with the procedures established by the Company and Southwest Gas Holdings, Inc. The Company and Southwest Gas Holdings, Inc. shall deliver certificates to the Grantee as soon as administratively practicable following the Company’s receipt of a written request from the Grantee for delivery of the certificates. From and after the date of receipt of such distribution, the Grantee or the Grantee's legal representatives, beneficiaries or heirs, as the case may be, shall have full rights of transfer or resale with respect to such shares subject to applicable state and federal regulations.

Executive LTIP Award Ag

10. Administration.
This Award Agreement and the rights of the Grantee hereunder are subject to all the terms and conditions of the Plans. Any inconsistency between this Award Agreement and the Plans shall be resolved in favor of the Plans, except with regard to the Change in Control provisions that have been modified by this Award Agreement and therefore are controlled by this Award Agreement.
12. Miscellaneous.
(a)Nothing in this Award Agreement or the Plans shall interfere with or limit in any way the right of the Company to terminate the Grantee’s employment, nor confer upon the Grantee any right to continued employment with the Company.

(b)Subject to applicable law, each of the Plans may be terminated, amended, or modified as prescribed in such Plan; provided, however, that no such termination, amendment, or modification of the Plans may in any way adversely affect the Grantee’s rights under this Award Agreement without the Grantee’s written consent. The terms of this Agreement shall be administered and interpreted by the Company’s Compensation Committee (“Committee”) pursuant to the administrative powers given to it by the LTIP; accordingly, the Committee may interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in this Agreement.

(c)The Grantee shall not have voting rights with respect to the Shares until the Shares are settled, vested, and have been distributed as shares of Common Stock.

(d)This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)This Award Agreement shall be governed by the corporate laws of the State of Nevada, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Award Agreement or the Plans to the substantive law of another jurisdiction.

Grantee acknowledges that this Award Agreement and the Plans set forth the entire understanding between Grantee and the Company regarding the acquisition of the Shares granted pursuant to this Award Agreement. Grantee has reviewed and fully understands all provisions of this Award Agreement and the Plans in their entirety. Grantee acknowledges that Shares awarded hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated until the Shares are vested and delivered to the Grantee in the form of shares of Common Stock.

SOUTHWEST GAS HOLDINGS, INC.
By:_________________________________

     Karen S. Haller, President and Chief Executive Officer

CENTURI GROUP, INC.
By: _________________________________
     Paul M. Daily, President and Chief Executive Officer

Executive LTIP Award Ag
GRANTEE
By: _______________________
[______________________]